UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

             Information Statement pursuant to Rules 13d-1 and 13d-2

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                   XYRATEX LTD
                                (Name of Issuer)

                    Common shares, par value $0.01 per share
                         (Title of Class of Securities)

                                   G98268-10-8
                                 (CUSIP Number)

                                December 31, 2006
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

  [_]   Rule 13d-1(b)
  [_]   Rule 13d-1(c)
  [X]   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  G98268-10-8
--------------------------------------------------------------------------------

1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
      Hg Investment Managers Limited
      --------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group (See Instructions)

      (a)   |_|
            --------------------------------------------------------------------
      (b)   |_|
            --------------------------------------------------------------------

3.    SEC Use Only
      --------------------------------------------------------------------------

4.    Citizenship or Place of Organization
      England
      --------------------------------------------------------------------------
              |   5.    Sole Voting Power
              |         -0-
Number of     |         --------------------------------------------------------
Shares        |   6.    Shared Voting Power
Beneficially  |         -0-
Owned by      |         --------------------------------------------------------
Each          |   7.    Sole Dispositive Power
Reporting     |         -0-
Person With   |         --------------------------------------------------------
              |   8.    Shared Dispositive Power
              |         -0-
                        --------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person
      -0-
      --------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares       |_|
      (See Instructions)
      N/A
      --------------------------------------------------------------------------

   11. Percent of Class Represented by Amount in Row (9)
       0.0%
      --------------------------------------------------------------------------

   12. Type of Reporting Person (See Instructions)
       OO
      --------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer
            Xyratex Ltd
            --------------------------------------------------------------------

      (b)   Address of Issuer's Principal Executive Offices
            Langstone Road, Havant PO9 1SA, United Kingdom
            --------------------------------------------------------------------

Item 2.

      (a)   Name of Person Filing
            Hg Investment Managers Limited
            --------------------------------------------------------------------

      (b)   Address of Principal Business Office or, if none, Residence
            3rd Floor, Minerva House, 3-5 Montague Close, London SE1 9BB UNITED KINGDOM
            --------------------------------------------------------------------

      (c)   Citizenship
            England
            --------------------------------------------------------------------

      (d)   Title of Class of Securities

            Common shares, par value $0.01 per share
            --------------------------------------------------------------------

      (e)   CUSIP Number

            Not applicable.
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

  (a)  [_]  Broker or dealer registered under section 15 of the Act (15 U.S.C.
            78o).

  (b)  [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

  (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

  (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

  (e)  [_]  An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E).

  (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

  (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

  (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

  (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

  (j)  [_]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

   Not Applicable


Item 4.   Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            -0-
            --------------------------------------------------------------------
      (b)   Percent of class:

            0.0%
            --------------------------------------------------------------------
      (c)   Number of shares as to which the person has:

            --------------------------------------------------------------------
            (i)   Sole power to vote or to direct the vote
                  -0-
                  --------------------------------------------------------------

            (ii)  Shared power to vote or to direct the vote

                  -0-
                  --------------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of

                  -0-
                  --------------------------------------------------------------

            (iv)  Shared power to dispose or to direct the disposition of

                  -0-
                  --------------------------------------------------------------

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five
percent of the class of securities, check the following   [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

      Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

      Not Applicable

Item 8.   Identification and Classification of Members of the Group

      Not Applicable.

Item 9.   Notice of Dissolution of Group

      Please see separate Amendment No. 1 to Schedule 13G filed by Hg Pooled Management Limited, a subsidiary of Hg Investment Managers Limited, on February 14, 2007.

Item10.   Certification

      Not Applicable

                                  Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 14, 2007
                                        ----------------------------------------
                                                        Date

                                                  /s/ Stephen Bough
                                        ----------------------------------------
                                                      Signature

                                            Stephen Bough, Finance Director
                                        ----------------------------------------
                                                     Name/Title


                                                 /s/ Ben Hewetson
                                        ----------------------------------------
                                                      Signature

                                               Ben Hewetson, Director
                                        ----------------------------------------
                                                     Name/Title